UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (Date of earliest event reported) October 9, 2014

Glu Mobile Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33368	91-2143667
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, Suite 300 San Francisco, California	94105
(Address of Principal Executive Offices)	(Zip Code)

(415) 800-6100

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2014, the Compensation Committee of the Board of Directors of Glu Mobile Inc. (“Glu”), in connection with its executive compensation review held annually each October, approved changes to the compensation of certain Glu executive officers as follows:

•	Eric Ludwig, Glu’s Chief Financial Officer and Chief Operating Officer: Mr. Ludwig’s annual base salary was increased from $302,500 to $375,000, effective as of October 6, 2014, and Mr. Ludwig’s target and maximum bonus percentages under Glu’s 2014 Executive Bonus Plan were increased from 75% and 150% to 100% and 200%, respectively;

•	Chris Akhavan, Glu’s President of Publishing: Mr. Akhavan’s annual base salary was increased from $260,000 to $280,000, effective as of October 6, 2014; and

•	Scott Leichtner, Glu’s Vice President, General Counsel and Corporate Secretary: Mr. Leichtner’s annual base salary was increased from $246,750 to $275,000, effective as of October 6, 2014, and Mr. Leichtner’s target and maximum bonus percentages under Glu’s 2014 Executive Bonus Plan were increased from 35% and 70% to 50% and 100%, respectively.

In determining the appropriate changes to Mr. Ludwig’s compensation, the Compensation Committee considered the additional responsibilities that Mr. Ludwig has undertaken in connection with his recent promotion to Glu’s Chief Operating Officer, which responsibilities are in addition to his duties as Chief Financial Officer.

The revised target and maximum bonus amounts for Messrs. Ludwig, Akhavan and Leichtner under Glu’s 2014 Executive Bonus Plan are set forth in the table below:

Executive Officer	2014 Target Percentage	2014 Maximum Percentage	Revised 2014 Salary	Revised 2014 Target Bonus	Revised 2014 Maximum Bonus
Eric Ludwig	100%	200%	$375,000	$375,000	$750,000
Chris Akhavan	100%	200%	$280,000	$280,000	$560,000
Scott Leichtner	50%	100%	$275,000	$137,500	$275,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Glu Mobile Inc.

Date: October 15, 2014	By:	/s/ Scott J. Leichtner
	Name:	Scott J. Leichtner
	Title:	Vice President and General Counsel

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